UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 19, 2010

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code)  (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

IA Global, Inc (the “Company”) announced the signing of a letter of intent to acquire 100% of JSK Fund Co Ltd (“Seller”), which owns 100% of Car Planner Co Ltd (“Car Planner”), Japanese companies, from JSK Partners Inc., a party affiliated with an existing shareholder of the Company.

Car Planner records service and commission revenue by selling automotive parts over the internet to approximately 728 car dealers, gas stations, and car maintenance shops in Japan. Car Planner is expected to expand their B to B model to include B to C during FY 2011. The website is www.carplanner.jp.

Car Planner was established in 2006. During the year ending March 31, 2010, Car Planner recorded sales of $1.5 million and net income of $120,000. Car Planner will be acquired for 30,000,000 JPY or approximately $325,000 at current exchange rate. The acquisition is expected to be financed through the issuance of approximately 25,000,000 shares of IAGI common stock.

The letter of intent is subject to (i) approval of the acquisition by the Board of IAGI and (ii) agreement to customary terms and conditions by the parties, including a prohibition on issuance of new shares, options or warrants by the Seller. The acquisition is expected to close by April 30, 2010.

The Letter of Intent will be included as an exhibit to Form 10-Q for the three months ended June 30, 2010.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on April 20, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA GLOBAL, INC.

(Registrant)

Dated: April 20, 2010

By:	/s/ Mark Scott

Mark Scott

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on April 20, 2010